Exhibit 3.2

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

Nano-x Imaging LTD

Dated ____________ __, 2020

1.	Company Name

The name of the Company is Nano-X Imaging Ltd and in Hebrew “ננו-אקס אימג’ינג בע”מ” (the “Company”).

2.	Purpose

2.1.	The purpose of the Company is to engage in any lawful activity.

2.2.	Pursuant to Section 11 of the Companies Law, the Company may from time to time, by decision of the Board of Directors, donate reasonable amounts of Company funds to a worthy cause, irrespective of whether such donation is based on business considerations.

3.	Interpretation

3.1.	In these Amended and Restated Articles of Association (these “Articles”), unless the context otherwise requires, the following capitalized terms shall have the following meanings:

Board of Directors Chairman	means the Board of Directors of the Company. means the Chairman of the Board of Directors.
Companies Law	means the Israel Companies Law, 5759-1999 and all the regulations promulgated under it as shall be in effect from time to time.

Legal Requirement(s)	shall mean the Companies Law and, to the extent applicable to the Company, the Israeli Companies Ordinance (New Version) 1983, the Securities Law, and all applicable laws, statutes, rules, regulations, orders, ordinances and requirements of all foreign, national, departmental and municipal governments and any relevant jurisdiction (including without limitation U.S. federal laws and regulations), and rules of any stock market in which the Company’s shares are registered for trading as shall be in force from time to time.

Office Holder	means a Director (as defined below) and any other person defined as such in Section 1 of the Companies Law.

Ordinary Resolution	Shall have the meaning set forth in Article 28.1.

Ordinary Shares	means the Ordinary Shares of the Company with par value of NIS 0.01 each.

Person	means an individual, corporation, partnership, joint venture, trust, any other corporate entity and any unincorporated association or organization.

Registered Shareholders	means only those Shareholders who are registered in the Share Register.

Securities Law	means the Israeli Securities Law 5728-1968, as amended from time to time, including any regulations promulgated thereunder.

Shareholders	means any holders of shares of the Company, whether registered in the Company’s Shareholders Register or registered with a nominee company as a holder of publicly listed Shares of the Company.

Special Resolution	means a resolution adopted by at least sixty six and two thirds percent (66 2/3%) or more of the votes cast by those shareholders voting in person or by proxy (including by voting deed), not taking into consideration abstaining votes.

3.2.	Other capitalized terms are used as defined elsewhere herein. Capitalized words and expressions used herein but not defined herein shall have the meanings given to such terms in the Companies Law in force on the date when these Articles or any amendment thereto, as the case may be, first became effective. Words and expressions importing the singular shall include the plural and vice versa. Words and expressions importing the masculine gender shall include the feminine gender.

3.3.	The captions in these Articles are for convenience only and shall not be deemed a part hereof or affect the construction of any provision hereof.

3.4.	The specific provisions of these Articles shall supersede the provisions of the Companies Law to the extent permitted under the Companies Law. With respect to any matter that is not specifically addressed in these Articles, the provisions of the Companies Law shall govern.

4.	Public Company

The Company is a public company as such term is defined in the Companies Law.

5.	Limitation of Liability

The liability of each shareholder for the Company’s obligations is limited to the unpaid sum, if any, owing to the Company in consideration for the issuance of the shares held by such shareholder. If at any time the Company shall issue shares with no nominal value, the liability of the Shareholders shall be limited to the payment of the amount which the Shareholders should have paid the Company in respect of each share in accordance with the conditions of such issuance and was not paid to the Company.

SHARE CAPITAL

6.	Authorized Share Capital

The share capital of the Company is NIS 1,000,000 divided into 100,000,000 Ordinary Shares with par value of NIS 0.01 each (the “Ordinary Shares”).

7.	Ordinary Shares

The Ordinary Shares of the Company confer on the holders thereof the rights specified in these Articles and all other rights afforded by the Companies Law.

8.	Increase of Share Capital

Subject to the provisions of applicable law, the Company may, from time to time, by Ordinary Resolution, increase the share capital of the Company by the creation of new shares. Any such increase shall be in such amount and shall be divided into shares of such nominal amounts, and such shares shall confer such rights and preferences, and shall be subject to such restrictions, as the shareholders resolution approving the creation of such shares shall provide. Except to the extent otherwise provided in the shareholders resolution creating such new shares, or in any amendment to these Articles relating to such shares, such new shares shall be subject to all the provisions applicable to the Ordinary Shares.

9.	Special Rights; Modifications of Rights

9.1.	The Company may, from time to time, by Ordinary Resolution, provide for shares with such preferred or deferred rights or rights of redemption or other special rights or such restrictions, whether in regard to dividends, voting, repayment of share capital or otherwise, as may be stipulated in such Ordinary Resolution.

9.2.	If at any time the share capital is divided into different classes of shares, the rights attached to any class, unless otherwise provided by these Articles, may be modified or abrogated by the Company only by Ordinary Resolution and the sanction of a separate General Meeting of the holders of the shares of such class (a “Class Meeting”); provided however that to the maximum extent permitted under applicable law by Ordinary Resolution, and unless otherwise explicitly provided by these Articles: (i) any alteration or change in the rights, preferences, or privileges which affect all the shareholders of the Company, as a single group, without preferences or differences among them; or (ii) any alteration or change in any rights, preferences, or privileges of any class of shares which is applied in the same manner to all the shareholders of the Company, including, for the avoidance of doubt, issuance of additional existing shares or the creation or issuance of any new class or series of shares or any other securities convertible into equity securities of the Company having a preference over, or being on parity with, an existing class of shares (including with respect to voting, dividends or rights upon liquidation); in each case, shall not be deemed to be a change to the rights of the existing classes of shares and shall be approved by the holders of the majority of the voting power represented at the meeting of all shareholders of all classes voting together as a single class, on as converted basis and such alteration or change shall not be deemed to modify or abrogate the rights attached to the previously issued shares or classes.

9.3.	Subject to Article 9.2 above, any right or limitation expressly provided for the benefit or protection of a specifically named shareholder or class of shares may not be modified, abrogated or waived without the prior written consent of such shareholder, or majority holders of such class of shares (on an as converted basis).

10.	Consolidation, Subdivision, Cancellation and Reduction of Share Capital

10.1.	The Company may, from time to time, by resolution of the shareholders of the Company (subject to the provisions of these Articles and applicable law):

i.	consolidate and divide all or any of the issued or unissued share capital of the Company into shares of larger nominal value than the then existing shares;

ii.	subdivide the shares (issued or unissued) or any class of shares, into shares of smaller nominal value than is fixed by these Articles, and the shareholders resolution whereby any share is subdivided may determine that, as among the holders of the shares resulting from such subdivision, one or more of the shares may, as compared with the others, have any such preferred or deferred rights or rights of redemption or other special rights, or be subject to any such restrictions, as the Company has power to attach to unissued or new shares; or

iii.	cancel any shares which, at the date of the adoption of such shareholders resolution have not been taken or agreed to be taken by any Person, and diminish the amount of the share capital of the Company by the amount of the shares so cancelled.

10.2.	With respect to any consolidation of issued shares into shares of larger nominal value, and with respect to any other action which may result in fractional shares, the Board of Directors may settle, subject to the Companies Law, any difficulty which may arise with regard thereto, as it deems fit, including, inter alia, resort to one or more of the following actions:

i.	determine, as to the holder of shares so consolidated, which issued shares shall be consolidated into each share of larger nominal value;

ii.	allot, in contemplation of or subsequent to such consolidation or other action, such shares or fractional shares sufficient to preclude or remove fractional share holdings; and

iii.	cause the transfer of fractional shares by certain shareholders of the Company to other shareholders thereof so as to most expediently preclude or remove any fractional shareholdings, and cause the transferees to pay the transferors the fair value of fractional shares so transferred, and the Board of Directors is hereby authorized to act as agent for the transferors and transferees with power of substitution for purposes of implementing the provisions of this sub-Article iii.

SHARES

11.	Share Register; Registered Holder

11.1.	The Company shall have and manage an updated register of shareholders according to the provisions of the Companies Law (the “Share Register”).

11.2.	Except as otherwise provided in these Articles, the Company shall be entitled to treat the registered holder of any share as the absolute owner thereof, and, accordingly, shall not, except as ordered by a court of competent jurisdiction, or as required by statute, be bound to recognize any equitable or other claim to, or interest in such share on the part of any other Person. Without derogating from the aforesaid, a shareholder who is a trustee shall be recorded in the Share Register with a notation as to the trustee’s trusteeship and the trustee shall be deemed a shareholder for the purposes of the Companies Law and shall hold such rights as these Articles dictate.

12.	Allotment of Shares

The unissued shares of the Company shall be under the control of the Board of Directors, who shall have the power to allot such shares or otherwise dispose of such shares to such Persons, on such terms and conditions, and either at par or at a premium, or subject to the provisions of the Companies Law, at a discount and/or with payment of commission, and at such times, as the Board of Directors may deem fit, and the power to give to any Person the option to acquire from the Company any shares, either at par or at a premium, or, subject as aforesaid, at a discount and/or with payment of commission, during such time and for such consideration as the Board of Directors may deem fit.

13.	Issuance of Share Certificates, Replacement of Lost Certificates

13.1.	To the extent that the Board of Directors determines that all shares shall be certificated or, if the Board of Directors does not so determine, to the extent that any Shareholder requests a share certificate, share certificates shall be issued under the corporate seal of the Company or its written, typed or stamped name and may bear the signature of one Director, the Company’s Chief Executive Officer or of any other person or persons authorized therefor by the Board of Directors. Signatures may be affixed in any mechanical or electronic form, as the Board of Directors may prescribe. For the avoidance of doubt, any transfer agent designated by the Company may issue share certificates on behalf of the Company even if the signatories on the share certificate no longer serve in the relevant capacities at the time of such issuance.

13.2.	Subject to the Article 13.1, each Shareholder shall be entitled to one numbered certificate for all the shares of any class registered in his name. Each certificate may also specify the amount paid up thereon. The Company (as determined by an officer of the Company to be designated by the Chief Executive Officer) shall not refuse a request by a Shareholder to obtain several certificates in place of one certificate, unless such request is, in the opinion of such officer, unreasonable. Where a Shareholder has sold or transferred some of such Shareholder’s shares, such Shareholder shall be entitled to receive a certificate in respect of such Shareholder’s remaining shares, provided that the previous certificate is delivered to the Company before the issuance of a new certificate.

13.3.	A share certificate registered in the names of two or more persons shall be delivered to the person first named in the Share Register in respect of such co-ownership.

13.4.	A share certificate which has been defaced, lost or destroyed, may be replaced, and the Company shall issue a new certificate to replace such defaced, lost or destroyed certificate upon payment of such fee, and upon the furnishing of such evidence of ownership and such indemnity, as the Board of Directors in its discretion deems fit.

14.	Payment in Installments

If by the terms of allotment or issue of any share, the whole or any part of the price thereof shall be payable in installments, every such installment shall, when due, be paid to the Company by the then registered holder of the share or the Person entitled thereto.

15.	Redeemable Shares

The Board of Directors may, subject to the provisions of the Companies Law, issue redeemable shares or other securities and redeem the same on the terms and conditions as the Board of Directors may deem fit.

TRANSFER OF SHARES

16.	Effectiveness and Registration

No transfer of shares shall be registered unless a proper instrument of transfer (in form and substance satisfactory to the Board of Directors) has been submitted to the Company (or its transfer agent), together with any share certificate(s), if any, and such other evidence of title as the Board of Directors may reasonably require. Notwithstanding anything to the contrary herein, shares registered in the name of The Depository Trust Company or its nominee shall be transferrable in accordance with the policies and procedures of The Depository Trust Company. Until the transferee has been registered in the Share Register in respect of the shares so transferred, the Company may continue to regard the transferor as the owner thereof. The Board of Directors, may, from time to time, prescribe a fee for the registration of a transfer, and may approve other methods of recognizing the transfer of shares in order to facilitate the trading of the Company’s shares on the NASDAQ or on any other stock exchange on which the Company’s shares are then listed for trading.

17.	Suspension of Registration

The Board of Directors may in its discretion and subject to applicable law and regulations, close the Share Register to registration of transfer of shares during any year for a period determined by the Board of Directors, and no registrations of transfer of shares shall be made by the Company during any such period. The Company shall notify the shareholders with respect to such suspension of registration.

18.	Record Date for Notices of General Meeting and Other Action

Notwithstanding any other contrary provision of these Articles, in order that the Company may determine the shareholders entitled to notice of or to vote at any Annual or Special General Meeting or any adjournment thereof, or to express consent to or dissent from any corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of or to take or be the subject of any other action, the Board of Directors may fix in advance, a record date, which shall not be more than forty nor less than four days before the date of such meeting, corporate action in writing or dividend or other distribution or allotment (or any longer or shorter period permitted by law, including regulations promulgated pursuant to the Companies Law). A determination of shareholders of record entitled to notice of or to vote at a meeting shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

TRANSMISSION OF SHARES

19.	Decedents’ Shares

Upon the death of a Shareholder, the Company shall recognize the custodian or administrator of the estate or executor of the will, and in the absence of such, the lawful heirs of the Shareholder, as the only holders of the right for the shares of the deceased Shareholder, after receipt of evidence to the entitlement thereto, as determined by the Board of Directors. In case of a share registered in the names of two or more holders, the Company may recognize the survivor as the sole owner thereof unless and until the provisions of the preceding sentence have been effectively invoked.

20.	Receivers and Liquidators

The Company may recognize the receiver or liquidator of any corporate Shareholder in liquidation or dissolution, or the receiver or trustee in bankruptcy of any Shareholder, as being entitled to the shares registered in the name of such Shareholder, after receipt of evidence to the entitlement thereto, as determined by the Board of Directors.

21.	Notwithstanding the foregoing, subject to the provisions of the Companies Law and the provisions of these Articles, if it is proven to the Company to the satisfaction of the Board of Directors and by means to be determined by the Board of Directors, that the conditions in law for the endorsement of a right in the shares registered in the Share Register in the name of a Shareholder, exist, the Company will recognize the endorsee and the endorsee only as holding the right of the said shares.

GENERAL MEETINGS

22.	Annual General Meeting

Subject to the provisions of the Companies Law, the Company shall hold an Annual General Meeting once each calendar year, but not later than fifteen (15) months after the last preceding Annual General Meeting. An Annual General Meeting shall be held at such place either within or without the State of Israel as may be determined by the Board of Directors.

The agenda at any Annual General Meeting shall include, inter alia, and as applicable:

22.1.	Review of the Company’s annual financial statements.

22.2.	Appointment of members to the Board of Directors.

22.3.	Appointment of the Company’s Auditor (as defined below) and report of the terms of its engagement.

22.4.	Any other matter that the Board of Directors has decided to bring before the Shareholders.

23.	Special General Meetings

23.1.	All General Meetings other than Annual General Meetings shall be called “Special General Meetings.”

23.2.	The Board of Directors may, whenever it deems fit, convene a Special General Meeting at such time and place, within or without the State of Israel, as may be determined by the Board of Directors, and shall be obligated to do so upon requisition in writing in accordance with Section 63(b) of the Companies Law, these Articles, and any Legal Requirement.

24.	Shareholder Proposals

24.1.	A shareholder (a “Proposing Shareholder”) holding one percent (1%) or more of the outstanding voting rights in the Company may request, subject to the provisions of Section 66(b) of the Companies Law, that the Board of Directors include a proposal on the agenda of a General Meeting to be held in the future, provided that the Proposing Shareholder gives timely notice of such request in writing (a “Proposal Request”) to the Company and the Proposal Request complies with all the requirements of this Article 24, these Articles and applicable law and securities exchange rules. To be considered timely, a Proposal Request must be delivered, either in person or by certified mail, postage prepaid, and received at the principal executive office of the Company, no less than sixty (60) days prior to the date of issuance of the Company’s proxy statement summoning a General Meeting.

24.2.	The Proposal Request shall set forth all the following: (i) the name, business address, telephone number and email address of the Proposing Shareholder (or each member of the group constituting the Proposing Shareholder, as the case may be) and, if an entity, the name(s) of the person(s) that controls or manages such entity; (ii) the number of Ordinary Shares held by the Proposing Shareholder, directly or indirectly, and, if any of such Ordinary Shares are held indirectly, an explanation of how they are held and by whom, and, if such Proposing Shareholder is not the holder of record of any such Ordinary Shares, a written statement from the holder of record or authorized bank, broker, depository or other nominee, as the case may be, indicating the number of shares the Proposing Shareholder is entitled to vote as of a date that is no more than ten (10) days prior to the date of delivery of the Proposal Request; (iii) any agreements, arrangements, understandings or relationships between the Proposing Shareholder and any other person with respect to any securities of the Company or the subject matter of the Proposal Request; (iv) the Proposing Shareholder’s purpose in making the Proposal Request; (v) the complete text in the English language of the resolution that the Proposing Shareholder proposes to be voted upon at the General Meeting and, if the Proposing Shareholder wishes to have a statement in support of the Proposing Shareholder’s proposal included in the Company’s proxy statement, a copy of such statement, which shall be in the English language; and (vi) a statement of whether the Proposing Shareholder has a personal interest in the proposal and, if so, a description in reasonable detail of such personal interest.

24.3.	If the proposal of the Proposing Shareholder is to nominate a candidate for election to the Board of Directors, the Proposal Request shall set forth, in addition to the requirements set forth in Article 24.2, the following: (i) a declaration signed by the nominee and the other information required under Section 224B of the Companies Law; (ii) to the extent not otherwise provided in the Request Proposal, all the declarations, documents and other information required pursuant to the Companies Law and any other law to which the Company shall be subject at that time, including the rules of every securities exchange on which the Company’s shares are listed for trade at that time, in order to propose the candidate for election and in order for him to be appointed as a Director; (iii) a representation of whether the nominee meets the objective criteria for an independent Director of the Company under the listing rules of the relevant securities exchange on which the Company’s shares are then listed, and if not, an explanation of why not, and (iv) a statement signed by the nominee that he consents to be named in the Company’s notices and proxy materials relating to the General Meeting and, if elected, to serve on the Board of Directors.

24.4.	In addition to the forgoing, the Proposing Shareholder shall promptly provide any other information reasonably requested by the Company. The Company shall be entitled to publish information provided by a Proposing Shareholder pursuant to this Article 24, and the Proposing Shareholder shall be responsible for the accuracy thereof.

24.5.	The information required pursuant to this Article 24 shall be updated as of (i) the record date of the General Meeting, (ii) five business days before the General Meeting, and (iii) as of the General Meeting, and any adjournment or postponement thereof.

24.6.	One or more Proposing Shareholders holding, in the aggregate, either (i) five percent (5%) or more of the outstanding voting rights in the Company or (ii) five percent (5%) or more of the outstanding share capital and one percent (1%) or more of the voting rights in the Company, may request, subject to the provisions of Section 63(b)(2) of the Companies Law, that the Board of Directors convene a Special General Meeting, provided that the request complies with all the applicable requirements of a “Proposal Request” set forth in this Article 24 above, these Articles and applicable laws and securities exchange rules.

25.	Notice of General Meetings; Failure to Give Notice

25.1.	No notices of General Meetings shall be required to be given to Shareholders other than the Registered Shareholders. Notices of General Meetings shall be given not less than twenty one (21) days prior to the meeting or as required by the provisions of the Companies Law and other applicable laws.

25.2.	The accidental omission to give notice of a meeting to any shareholder, or the non-receipt of notice sent to such shareholder, shall not invalidate the proceedings at such meeting.

25.3.	No shareholder present, in person or by proxy, at the commencement of a General Meeting shall be entitled to seek the revocation of any proceedings or resolutions adopted at such General Meeting on account of any defect in the notice of such meeting relating to the time or the place thereof.

PROCEEDINGS AT GENERAL MEETINGS

26.	Quorum

26.1.	In the absence of contrary provisions in any Legal Requirement and except as provided in the following Article with regard to an adjourned general meeting, two or more shareholders (not in default in payment of any sum referred to in these Articles), present in person or by proxy (including by voting deed) and holding shares conferring in the aggregate at least 25% of the voting power of the Company, shall constitute a quorum at General Meetings. No business shall be transacted at a General Meeting, or at any adjournment thereof, unless the requisite quorum under these Articles for such General Meeting or such adjourned meeting, as the case may be, is present when the meeting proceeds to business. General Meetings may be held telephonically or by any other means of communication, provided that each shareholder participating in such meeting can hear all of the other shareholders participating in such meeting.

26.2.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day in the next week, at the same time and place, or to such day and at such time and place as the Board of Directors may determine. No business shall be transacted at any adjourned meeting, except business that might lawfully have been transacted at the meeting as originally called. At such adjourned meeting, if the original meeting was convened upon requisition under Section 63 or Section 64 of the Companies Law, one or more Shareholders, present in person or by proxy (including by voting deed), and holding the number of shares required for making such requisition, shall constitute a quorum, but in any other case, any present shareholders in person or by proxy (including by voting deed) shall constitute a quorum.

27.	Chairman

The Chairman of the Board of Directors shall preside as Chairman at every General Meeting of the Company. If at any meeting such Chairman is not present within fifteen (15) minutes after the time fixed for holding the meeting or is unable or unwilling to act as Chairman, any Director appointed for such purpose by the Board of Directors, shall chair such General Meeting of the Company. The office of Chairman shall not entitle the holder thereof to vote at any General Meeting nor shall it entitle such holder to a second or casting vote.

28.	Adoption of Resolutions at General Meetings

28.1.	Unless otherwise required by any Legal Requirement or provided for in these Articles, all resolutions by the General Meeting will be adopted by an Ordinary Resolution. An Ordinary Resolution shall be deemed adopted if approved by the holders of a majority of the voting power represented at a General Meeting in person or by proxy (including by voting deed) and voting thereon, not taking into consideration abstaining votes.

28.2.	A declaration by the Chairman of the meeting that a resolution has been carried unanimously, or carried by a particular majority, or lost, and an entry to that effect in the minute book of the Company, shall be conclusive evidence of that fact, absent manifest error.

28.3.	Subject to the provisions of the Companies Law, a defect in convening or conducting a General Meeting, including a defect deriving from the non-fulfillment of any provision or condition set forth in the Companies Law or these Articles, including with regard to the manner of convening or conducting the General Meeting, shall not disqualify any resolution passed at the General Meeting and shall not affect the discussions or decisions which took place thereat.

29.	Power to Adjourn

29.1.	The Chairman of a General Meeting at which a quorum is present may, with the consent of the holders of a majority of the voting power represented in person or by proxy and voting on the question of adjournment (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called. Subject to these Articles, it shall not be necessary to give any notice of an adjournment unless the meeting is adjourned for more than twenty-one (21) days, in which event notice thereof shall be given in the manner required for the meeting as originally called.

29.2.	Where a General Meeting has been adjourned without changing its agenda, to a date which is not more than twenty-one (21) days, notices shall be given for the new date, as early as possible, and by no later than seventy-two (72) hours before the General Meeting.

30.	Voting Power

Subject to the provisions of Article 31.1 and subject to any provision hereof conferring special rights as to voting, or restricting the right to vote, every shareholder shall have one vote for each Ordinary Share held by such shareholder of record or in his name with an “exchange member” and held of record by a “nominees company” (as such terms are defined under Section 1 of the Companies Law), on every resolution.

31.	Voting Rights

31.1.	No shareholder shall be entitled to vote at any General Meeting (or be counted as a part of the quorum thereat), unless all calls and other sums then payable by such shareholder in respect of such shareholder’s shares in the Company have been paid.

31.2.	A company or other corporate body being a shareholder of the Company may, by resolution of the managing body or the applicable organ thereof, authorize any person to be its representative at any meeting of the Company. Any person so authorized shall be entitled to exercise on behalf of such shareholder all the power that the latter could have exercised if it were an individual shareholder. Upon the request of the Chairman of the meeting, written evidence of such authorization (in form acceptable to the Chairman) shall be delivered to the Chairman at the meeting.

31.3.	Any shareholder entitled to vote may vote either personally or by proxy (who need not be a shareholder of the Company), or, if the shareholder is a company or other corporate body, by a representative authorized pursuant to Article 31.2.

31.4.	If two or more Persons are registered as joint holders of any share, the vote of the senior who tenders a vote, in person or by proxy, shall be accepted to the exclusion of the vote of the other joint holder; and for this purpose seniority shall be determined by the order in which the names stand in the Share Register.

PROXIES

32.	Instrument of Appointment

32.1.	The instrument appointing a proxy shall be in writing and shall be in such form as may be approved by the Board of Directors, including a form which provides for a continuing proxy until the occurrence of such date or event as is specified in the proxy. It shall be duly signed by the appointer, a duly authorized attorney of the appointer, or an agent thereof, with the stamp or printed name of the company or incorporated entity.

32.2.	Unless otherwise prescribed by the Board of Directors, the instrument appointing a proxy (and the power of attorney or other authority, if any, under which such instrument has been signed) shall be delivered to the Company (at its registered office, or at its principal place of business or at the offices of its registrar and/or transfer agent or at such place as the Board of Directors may specify) not less than forty-eight (48) hours (or such shorter period as may be determined by the Board of Directors or the Chairman of the General Meeting) before the time fixed for such meeting.

32.3.	An instrument appointing a proxy (including a voting deed) shall be deemed revoked (i) upon receipt by the Company of written notice signed by the person signing such instrument or by the shareholder appointing such proxy canceling the appointment thereunder (or the authority pursuant to which such instrument was signed) or of an instrument appointing a different proxy (and such other documents, if any, required under Article 32.2 for such new appointment), provided such notice of cancellation or instrument appointing a different proxy were so received at the place and within the time for delivery of the instrument revoked thereby as referred to in Article 32.2 hereof, or (ii) if the appointing shareholder is present in person at the meeting for which such instrument of proxy (including by voting deed) was delivered, upon receipt by the Company of written notice from such shareholder of the revocation of such appointment, or if and when such shareholder actually votes at such meeting. A vote cast in accordance with an instrument appointing a proxy (including a voting deed) shall be valid notwithstanding the revocation or purported cancellation of the appointment, or the presence in person or vote of the appointing shareholder at a meeting for which it was rendered, unless such instrument of appointment was deemed revoked in accordance with the foregoing provisions of this Article 32.3 at or prior to the time such vote was cast.

33.	Effect of Death of Appointer or Revocation of Appointment

A vote cast pursuant to an instrument appointing a proxy (including a voting deed) shall be valid notwithstanding the previous death, liquidation or winding-up of the appointing shareholder (or of such shareholder’s attorney-in-fact, if any, who signed such instrument), or the revocation of the appointment or the transfer of the share in respect of which the vote is cast, provided no written intimation of such death, liquidation, winding-up, revocation or transfer shall have been received by the Company or by the Chairman of the meeting before such vote is cast and provided, further, that the appointing shareholder, if present in person at said meeting, may revoke the appointment by means of a writing, oral notification to the Chairman, or otherwise.

34.	Class Meetings

Subject to the provision of the Companies Law and other applicable laws, the provisions of these Articles relating to General Meetings shall apply, mutatis mutandis, to any Class Meeting.

BOARD OF DIRECTORS

35.	Powers of Board of Directors

The Board of Directors shall determine the Company’s policies, oversee the activities of the Chief Executive Officer, and take such other actions as are described in Section 92 of the Companies Law. In the absence of a Chief Executive Officer and other senior executive officers of the Company, the Board of Directors shall manage the business of the Company. The authority conferred on the Board of Directors by this Article 35 shall be subject to the provisions of the Companies Law and of these Articles.

36.	Exercise of Powers of Directors

36.1.	A meeting of the Board of Directors at which a quorum is present shall be competent to exercise all the authorities, powers, and discretions vested in or exercisable by the Board of Directors.

36.2.	A resolution proposed at any meeting of the Board of Directors shall be deemed adopted if approved by a majority of the Directors present when such resolution is put to a vote, lawfully entitled to vote thereon and voting thereon.

36.3.	A resolution in writing signed by all Directors then in office and lawfully entitled to vote thereon or to which all such Directors have given their consent (by e-mail, facsimile, letter or otherwise) and which has been signed by the Chairman of the Board of Directors shall be deemed to have been unanimously adopted by a meeting of the Board of Directors duly convened and held.

37.	Delegation of Powers

37.1.	Subject to Section 112 of the Companies Law, the Board of Directors may delegate any or all of its powers to committees, each consisting of two (2) or more Directors (unless instructed otherwise by applicable law) and, in addition, shall create such committees as required under the Companies Law, and it may from time to time revoke such delegation or alter the composition of any such committee. Any committee so formed (in these Articles referred to as a “Committee of the Board of Directors”) shall, in the exercise of the powers so delegated, conform to any regulations imposed on it by the Board of Directors. The meetings and proceedings of any such Committee of the Board of Directors shall, mutatis mutandis, be governed by the provisions herein contained for regulating the meetings of the Board of Directors, so far as not superseded by any regulations adopted by the Board of Directors under this Article. Unless otherwise expressly provided by the Board of Directors in delegating powers to a Committee of the Board of Directors, such Committee shall not be empowered to further delegate such powers.

37.2.	Without derogating from the provisions of Article 52, the Board of Directors may, subject to the provisions of the Companies Law, from time to time appoint a Secretary to the Company, as well as officers, agents, employees and independent contractors, as the Board of Directors may deem appropriate, and may terminate the service of any such person. The Board of Directors may, subject to the provisions of the Companies Law, determine the powers and duties, as well as the terms and conditions of employment, of all such persons, and may require security in such cases and in such amounts as it deems appropriate.

37.3.	The Board of Directors may from time to time, by power of attorney or otherwise, appoint any Person to be the attorney or attorneys of the Company at law or in fact for such purpose and with such powers, authorities and discretions, and for such period and subject to such conditions, as it deems fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board of Directors may deem fit, and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

38.	Number of Directors

38.1.	The Board of Directors shall consist of a minimum of 5 directors and a maximum 10 directors (in each case including at least 2 External Directors, as defined in the Companies Law) (individually a “Director” and collectively, the “Directors”). Subject to the aforesaid, the number of Directors shall be determined, from time to time, by a majority of the Directors then in office; provided that no determination in respect of a decrease in the number of Directors shall shorten the term of any incumbent Director.

38.2.	Notwithstanding Article 38.1, the Company shall appoint External Directors as and to the extent required by, and they shall hold office according to, the Companies Law, as long as the Company is required by the Companies Law to appoint External Directors.

39.	Appointment and Removal of Directors

39.1.	The Directors, other than External Directors (who will be chosen and appointed, will serve and whose term will expire in accordance with applicable law), shall be appointed in accordance with the provisions of this Article.

39.2.	Other than External Directors, for whom special election requirements apply under the Companies Law, the Directors of the Company are divided into three classes with staggered three-year terms. Each class of directors shall consist, as nearly as possible, of one-third of the total number of Directors constituting the entire Board of Directors (other than the External Directors). At each Annual General Meeting, the election or re-election of Directors following the expiration of the term of office of the Directors of that class of Directors will be for a term of office that expires on the third Annual General Meeting following such election or re-election, such that from 2021 and thereafter, at each Annual General Meeting the term of office of only one class of Directors will expire. Each Director holds office until the third Annual General Meeting and until his or her successor is duly appointed, unless the tenure of such Director expires earlier pursuant to the Companies Law or unless removed from office as described below, except that External Directors have a term of office of three years under the Companies Law (unless the tenure of such director expires earlier pursuant to the Companies Law). The General Meeting, by a Special Resolution, shall be entitled to remove any Director(s) from office and to elect director(s) in place of the Director(s) so removed.

39.3.	The Company shall appoint as directors only persons who are competent to serve as directors according to any applicable law.

39.4.	An amendment to this Article 39 shall require a Special Resolution.

40.	Commencement of Directorship

Without derogating from Article 39, the term of office of a Director shall commence as of the date of his appointment or election, or on a later date if so specified in his appointment or election.

41.	Qualification of Directors

No Person shall be disqualified to serve as a Director by reason of not holding shares in the Company or, subject to applicable law, by reason of having served as a Director in the past.

42.	Continuing Directors in the Event of Vacancies

The Board of Directors may at any time and from time to time appoint any person as a Director to fill a vacancy (whether such vacancy is due to a Director no longer serving or due to the number of Directors serving being less than the maximum number stated in Article 38 hereof). In the event of one or more such vacancies in the Board of Directors, the continuing Directors may continue to act in every matter, provided, however, that if they number less than the minimum number provided for pursuant to Article 38 hereof, they may only act in an emergency or to fill the office of Director which has become vacant up to a number equal to the minimum number provided for pursuant to Article 38 hereof. The office of a Director that was appointed by the Board of Directors to fill any vacancy shall only be for the remaining period of time during which the Director whose service has ended was filled would have held office, or in case of a vacancy due to the number of Directors serving being less than the maximum number stated in Article 38 hereof, the Board shall determine at the time of appointment the class pursuant to Article 39 to which the additional Director shall be assigned.

43.	Vacation of Office and Rotation of Directors

43.1.	The office of a Director shall be vacated by his written resignation. Such resignation shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later.

43.2.	The office of a Director shall be vacated, ipso facto, upon the occurrence of any of the following: (i) such Director’s death, (ii) such Director is convicted of a crime as described in Section 232 of the Companies Law, (iii) such Director is no longer fit to serve as a director in accordance with Section 228(a) of the Companies Law, (iv) such Director is removed by a court of law in accordance with Section 233 of the Companies Law, (v) such Director becomes legally incompetent, (vi) if such Director is an individual, such Director is declared bankrupt, (vii) if such Director is a corporate entity, upon its winding-up or liquidation, whether voluntary or involuntary, (viii) if such director’s term of office has expired, (ix) with respect to an External Director – if such Director no longer meets the requirements set forth in Section 240 to the Companies Law, or (x) if such Director is prohibited by applicable law or the listing rules of any securities exchange on which the Company’s shares are then listed from serving as a director of the Company.

43.3.	A Director must retire from office as Director no later than the longer of:

i.	the third Annual General Meeting of the Company following the Director’s appointment; or

ii.	three (3) years, following that Director’s last election or appointment.

43.4.	A Director who retires under Article 43.3 is eligible for re-election. A Director who retires under Article 43.3 at an Annual General Meeting shall retain office until his successor is appointed and in any event until dissolution of that meeting.

44.	Remuneration of Directors

Subject to applicable law, the Directors may be paid any remuneration by the Company for such Director’s services as a member of the Board of Directors, provided that such remuneration has been approved pursuant to the provisions of the Companies Law. The Directors shall also be entitled to the reimbursement for out-of-pocket and travel expenses incurred in connection with the performance of their services to the Company.

45.	Conflict of Interests

Subject to the provisions of the Companies Law, the Company may enter into any contract or otherwise transact any business with any Office Holder in which contract or business such Office Holder has a personal interest, directly or indirectly; and may enter into any contract or otherwise transact any business with any third party in which contract or business an Office Holder has a personal interest, directly or indirectly; provided, however, that if such Officer Holder is a Director, such Director shall refrain from voting on such matter where such personal interest exists, unless such voting is permitted by the Companies Law. The Board of Directors shall be entitled to delegate its approval power under Section 271 of the Companies Law to a Committee of the Board of Directors or to such person it deems appropriate, whether generally, with respect to a certain contract or transaction or with respect to certain types of contracts or transactions, and the power of such committee or person shall be regarded as another method of approval within the meaning of Section 271 of the Companies Law.

46.	Alternate Directors

46.1.	Subject to the provisions of the Companies Law, any Director may, by written notice to the Company, appoint an alternate for himself (in these Articles, an “Alternate Director”), dismiss such Alternate Director and appoint another Alternate Director in place of any Alternate Director appointed by him whose office has been vacated for any reason whatsoever, whether for a certain meeting or a certain period of time or generally. Any notice given to the Company pursuant to this Article shall be in writing, delivered to the Company and signed by the appointing or dismissing Director, and shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later.

46.2.	Anyone who is not qualified to be appointed as a Director and/or anyone serving as a Director or as an existing Alternate Director may not be appointed and may not serve as an Alternate Director. Nevertheless, a Director who is already serving as a Director may be appointed as an alternate director for a member of a committee of the Board of Directors as long as he or she is not already serving as a member of such committee, and if the Alternate Director is to replace an External Director, he or she is required to be an External Director and to have either “Financial and Accounting Expertise” or “Professional Expertise,” depending on the qualifications of the External Director he or she is replacing.

46.3.	An Alternate Director shall have all the authority of the Director who appointed him (except that an Alternate Director may not appoint an alternate for himself, unless the instrument appointing him otherwise expressly provides), provided, however, that an Alternate Director shall have no standing at any meeting of the Board or any committee thereof while the Director who appointed him is present.

46.4.	The office of an Alternate Director shall be vacated under the circumstances, mutatis mutandis, set forth in Article 43, and such office shall ipso facto be vacated if the Director who appointed such Alternate Director ceases to be a Director.

PROCEEDINGS OF THE BOARD OF DIRECTORS

47.	Meetings

47.1.	The Board of Directors may meet and adjourn its meetings and otherwise regulate such meetings and proceedings as the Directors deem fit. Meetings of the Board of Directors may be held by telephone or by any other means of communication provided that each Director participating in such meeting can hear all of the other Directors participating in such meeting.

47.2.	The Chairman of the Board of Directors, and, in the absence of a Chairman, any Director, may convene a meeting of the Board of Directors, but not less than two (2) days written notice shall be given of any meeting, unless such notice is waived in writing by all of the Directors as to a particular meeting.

48.	Quorum

48.1.	Provided notice of a meeting of the Board of Directors has been provided in accordance with these Articles, a quorum at a meeting of the Board of Directors shall be constituted by the presence, in person or represented by an Alternate Director, of a majority of the Directors then in office who are lawfully entitled to participate in the meeting.

48.2.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to such time, date and place as the Chairman may determine, or, in his absence, by the Directors present at the convened meeting, provided that not fewer than two (2) days’ written notice shall have been provided to each of the Directors of such meeting. No business shall be transacted at any adjourned meeting except business that might lawfully have been transacted at the meeting as originally called. At such adjourned meeting, a majority of the Directors present in person or represented by an Alternate Director shall constitute a quorum.

49.	Chairman of the Board of Directors

The Board of Directors, by a decision taken by a majority of the Directors may from time to time elect one of its members to be the Chairman of the Board of Directors, remove such Chairman from office and appoint another in his place. The Chairman of the Board of Directors shall preside at every meeting of the Board of Directors, but if there is no such Chairman, or if at any meeting the Chairman is not present within fifteen (15) minutes of the time fixed for the meeting, or if the appointed Chairman is unable or unwilling to take the chair, the Directors present shall choose one of their number to be the chairman of such meeting. The office of Chairman shall not entitle such Director to a second or casting vote.

50.	Validity of Acts Despite Defects

Subject to the provisions of the Companies Law, all acts done bona fide at any meeting of the Board of Directors, or of a Committee of the Board of Directors, or by any Person acting as Director, shall, notwithstanding that it may afterwards be discovered that there was some defect in the appointment of the participants in such meetings or any of them or any person(s) acting as aforesaid, or that the persons were disqualified, be as valid as if there were no such defect or disqualification.

MINUTES

51.	Minutes

51.1.	Minutes of each General Meeting and of each meeting of the Board of Directors (or any committee thereof) shall be recorded and duly entered in books provided for that purpose. Such minutes shall, in all events, set forth the names of the persons present at the meeting and all resolutions adopted thereat.

51.2.	Any minutes as aforesaid, if purporting to be signed by the chairman of the meeting or by the chairman of the next succeeding meeting, shall constitute prima facie evidence of the matters recorded therein.

CHIEF EXECUTIVE OFFICER

52.	Chief Executive Officer

52.1.	The Board of Directors may from time to time appoint, remove and replace a person as Chief Executive Officer of the Company, and may confer upon such appointed person, and from time to time modify or revoke, such title (including General Manager, Director General or any similar or dissimilar title). The appointment of the Chief Executive Officer may be either for a fixed term or without any limitation of time. The Board of Directors may from time to time remove or dismiss the Chief Executive Officer from office and appoint another or others in the Chief Executive Officer’s place.

52.2.	The Chief Executive Officer shall manage the business of the Company, subject to the policies established by the Board of Directors, such limitations and restrictions as are set forth in these Articles or as the Board of Directors may from time to time prescribe, and the provisions of the Companies Law.

52.3.	The Board of Directors (and, so long as required by applicable law, the Compensation Committee and the Shareholders unless exempted from Shareholder approval) may from time to time determine the Chief Executive Officer’s salary and other terms and conditions of the Chief Executive Officer’s employment, subject to the provisions of the Companies Law. Subject to the provisions of the Companies Law, all Company employees shall be subordinate, directly or indirectly, to the Chief Executive Officer of the Company. The Chief Executive Officer of the Company shall have the right remove any Company employee from his position and/or terminate the employment of any such employee with the Company and, subject to the provisions of the Companies Law, may delegate such powers to other employees of the Company.

EXEMPTION FROM LIABILITY, INDEMNIFICATION AND INSURANCE

53.	Subject to the provisions of the Companies Law, the Company may indemnify its Office Holders to the fullest extent permitted by applicable law, in respect of any liability or expense imposed on the Office Holder or incurred by him in respect of any act or omission or alleged act or omission (each, an “Action”) performed by him in his capacity as an Office Holder, with respect to any of the following:

53.1.	A financial liability imposed on him/her in favor of another person in any judgment, including any settlement confirmed as judgment and an arbitrator’s award which has been confirmed by the court;

53.2.	Reasonable litigation expenses, including without limitation attorney’s fees, incurred by an Office Holder due to an investigation or proceeding conducted against him by an authority authorized to conduct such investigation or proceeding, and which is Concluded Without The Filing Of An Indictment (as defined in the Companies Law) against the Office Holder, and without a Financial Obligation In Lieu of Criminal Proceedings (as defined in the Companies Law), or which Concluded Without The Filing Of An Indictment against the Office Holder but with a Financial Obligation In Lieu of Criminal Proceedings for an offense which does not require a proof of criminal intent or in connection with a financial sanction;

53.3.	Reasonable litigation expenses, including legal fees, incurred by an Office Holder, or which the Office Holder is obligated to pay under a court order, in a proceeding brought against the Office Holder by the Company, or on its behalf, or by another person, or in any criminal proceeding in which the Office Holder is acquitted, or in any criminal proceeding in which the Office Holder was convicted of an offense that does not require proof of criminal intent; and

53.4.	A financial obligation imposed upon an Office Holder for a payment which the Office Holder is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Securities Law, and expenses that the Office Holder incurred in connection with an Administrative Proceeding, including reasonable legal expenses, which term includes attorney fees.

53.5.	Any other obligation or expense in respect of which it is permitted or will be permitted under applicable law to indemnify an Office Holder.

In these Articles, “Administrative Proceeding” shall mean a proceeding pursuant to Chapter H’3 (Imposition of Financial Sanctions by the Securities Authority), H’4 (Imposition of Administrative Enforcement Measures by the Administrative Enforcement Committee) or I’1 (Arrangement to Prevent the Initiation of Proceedings or to Conclude Proceedings, Subject to Conditions) of the Securities Law.

54.	Subject to the provisions of the Companies Law, the Company may undertake to indemnify an Office Holder as aforesaid: (i) prospectively, provided that for the purpose of Article 53 the undertaking is limited to categories of events which in the opinion of the Board can be foreseen when the undertaking to indemnify is given, in view of the Company’s current activities at the time and to an amount or criteria set by the Board as reasonable under the circumstances, and (ii) retroactively.

55.	Subject to the provisions of any Law and to the fullest extent permitted under the Legal Requirements, the Company may procure, for the benefit of any of its Office Holders, Office Holders’ liability insurance with respect to any of the following:

55.1.	A breach of the duty of care owed to the Company or any other person;

55.2.	A breach of the duty of loyalty to the Company, provided that the Office Holder acted in good faith and had reasonable grounds to assume that the action would not injure the Company; or

55.3.	A financial liability imposed on an Office Holder in favor of a third party, in respect of an act performed by the Office Holder by virtue of the Office Holder being an Office Holder of the Company; or

55.4.	A financial obligation imposed upon an Office Holder for a payment which the Office Holder is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Securities Law and expenses that the Office Holder incurred in connection with an Administrative Proceeding, including reasonable legal expenses, which term includes attorney fees.

55.5.	Any other matter in respect of which it is permitted or will be permitted under applicable law to insure the liability of an Office Holder in the Company.

56.	Subject to the provisions of any Law, the Company may exempt, in advance, by a Board resolution, Office Holders from all or part of their responsibilities for damages due to their violation or future violation of their duty of care to the Company. Notwithstanding the foregoing, the Company may not release an Office Holder from his or her duty of care in connection with a Prohibited Distribution (as such term is defined in the Companies Law).

57.	In accordance with the provisions of Section 263 of the Companies Law, Articles 53 through 56 shall not apply under any of the following circumstances:

57.1.	A breach of an Office Holder’s duty of loyalty, except as specified in Article 55.2;

57.2.	A reckless or intentional violation of an Office Holder’s duty of care excluding negligence;

57.3.	An intentional action or omission intended to reap a personal gain illegally;

57.4.	A fine or forfeit levied on an Office Holder.

58.	Any amendment to the Legal Requirements adversely affecting the right of any Office Holder to be indemnified or insured pursuant to Articles 53 and 55 above shall be prospective in effect, and shall not affect the Company’s obligation or ability to indemnify or insure an Office Holder for any act or omission occurring prior to such amendment, unless otherwise provided by the Legal Requirements.

RIGHTS OF SIGNATURE AND STAMP

59.	Rights of Signature and Stamp

59.1.	The Board of Directors shall be entitled to authorize any Person (who need not be Director) to act and sign on behalf of the Company, and the acts and signature of such Person on behalf of the Company, together with the Company’s stamp or next to the Company’s name in print or handwriting, shall bind the Company insofar as such Person acted and signed within the scope of such Person’s authority.

59.2.	The Company shall have at least one official stamp.

DIVIDENDS

60.	Declaration of Dividends

The Board of Directors may from time to time declare, and cause the Company to pay, such interim or final dividend as may appear to the Board of Directors to be justified by the profits of the Company and as permitted by the applicable law. The Board of Directors shall determine the time for payment of such dividends, both interim and final, and the record date for determining the shareholders entitled thereto.

61.	Payment in Specie

Upon the resolution of the Board of Directors, a dividend may be paid, wholly or partly, by the distribution of specific assets of the Company or by distribution of paid up shares, debentures or debenture stock of the Company or of any other companies, or in any one or more of such ways.

62.	Implementation of Powers under Articles 60 and 61

For the purpose of giving full effect to any resolution under Articles 60 or 61, the Board of Directors may settle any difficulty which may arise in regard to the distribution as it deems expedient, and, in particular, may determine the value for distribution of any specific assets, and may determine that cash payments shall be made to any shareholders, or that fractions of less value than the nominal value of one share may be disregarded in order to adjust the rights of all parties, and may vest any such cash, shares, debentures, debenture stock or specific assets in trustees upon such trusts for the persons entitled to the dividend or capitalized fund as may seem expedient to the Board of Directors.

63.	Deductions from Dividends

The Board of Directors may deduct from any dividend or other moneys payable to any shareholder in respect of a share any and all sums of money then payable by such shareholder to the Company on account of calls or otherwise in respect of such share.

64.	Retention of Dividends

64.1.	The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share on which the Company has a lien, and may apply the same in or toward satisfaction of the debts, liabilities, or engagements in respect of which the lien exists.

64.2.	The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share in respect of which any Person is, under Article 19 or 20, entitled to become a shareholder, until such person shall become a shareholder in respect of such share.

65.	Unclaimed Dividends

All unclaimed dividends or other moneys payable in respect of a share may be invested or otherwise made use of by the Board of Directors for the benefit of the Company until claimed. The payment by the Directors of any unclaimed dividend or such other moneys into a separate account shall not constitute the Company a trustee in respect thereof, and any dividend unclaimed after a period of three (3) years from the date of declaration of such dividend, and any such other moneys unclaimed after a like period from the date the same were payable, shall be forfeited and shall revert to the Company; provided, however, that the Board of Directors may, at its discretion, cause the Company to pay any such dividend or such other moneys, or any part thereof, to a Person who would have been entitled thereto had the same not reverted to the Company.

66.	Mechanics of Payment

Any dividend or other moneys payable in cash in respect of a share may be paid by check sent through the post to, or left at, the registered address of the Person entitled thereto or by transfer to a bank account specified by such Person (or, if two or more Persons are registered as joint holders of such share or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, to any one of such Persons or to such Person’s bank account), or to such Person and at such address as the Person entitled thereto may by writing direct. Every such check shall be made payable to the order of the Person to whom it is sent, or to such Person as the Person entitled thereto as aforesaid may direct, and payment of the check by the banker upon whom it is drawn shall be a good discharge to the Company. Every such check shall be sent at the risk of the Person entitled to the money represented thereby. No unpaid dividend or interest shall bear interest as against the Company.

67.	Receipt from a Joint Holder

If two or more Persons are registered as joint holders of any share, or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, any one of such Persons may give effectual receipts for any dividend or other moneys payable or property distributable in respect of such share.

Mergers

68.	A merger of the Company requires approval by the Board of Directors and by a simple majority vote at the General Meeting, except as otherwise required by the provisions of the Companies Law.

ACCOUNTS

69.	Books of Account

The Board of Directors shall cause accurate books of account to be kept in accordance with the provisions of the Companies Law and of any other applicable law. Such books of account shall be kept at the registered office of the Company, or at such other place or places as the Board of Directors may deem appropriate, and they shall always be open to inspection by all Directors. No shareholder, not being a Director, shall have any right to inspect any account or book or other similar document of the Company, except as otherwise provided by agreement with the Company, or as conferred by applicable law, or as authorized by the Board of Directors.

70.	Fiscal Year

The Company’s fiscal year shall commence on January 1st and end on the following December 31st.

71.	Audit

71.1.	As soon as practicable after the end of each fiscal year of the Company, the Company shall prepare a consolidated balance sheet of the Company, as at the end of such fiscal year, and a consolidated statement of income and a consolidated statement of cash flows of the Company, for such year, all prepared in accordance with generally accepted accounting principles consistently applied (the “Annual Financial Statements”). The Annual Financial Statements shall be audited for correctness by the Company’s auditor, which shall be by a firm of Independent Certified Public Accountants (the “Auditor”).

71.2.	From the date of the provision to the shareholders of a notice of an Annual General Meeting, and until the Annual General Meeting, the Company shall maintain at its principal office a copy of the Annual Financial Statements and shall make the Annual Financial Statements available to any shareholder who requests access to or a copy of the Annual Financial Statements, in accordance with the Companies Law.

72.	Auditors

72.1.	The shareholders of the Company shall appoint the Auditor of the Company at the Annual General Meeting. Such appointment shall be in force until the end of the fiscal year for which the appointment is made, or for a longer period if so resolved at the Annual General Meeting, but in no event for a period of more than three (3) fiscal years. Subject to the provisions of the Companies Law, the shareholders of the Company may remove the Auditor at any time.

72.2.	The appointment, authorities, rights and duties of the Auditor of the Company shall be regulated by applicable law.

72.3.	The Board of Directors shall determine the remuneration of the Auditor and report to the Shareholders on such remuneration at the Annual General Meeting.

73.	Internal Auditor

73.1.	The internal auditor of the Company shall be appointed in accordance with the rules and regulations of the Companies Law, and shall report to the Chairman or as otherwise determined by the Board of Directors. Notwithstanding the forgoing, in even that that the Chairman is an executive officer of the Company, the internal auditor shall report to the chairman of the Company’s Audit Committee.

73.2.	The internal auditor shall file with the Audit Committee (unless decided otherwise by the Board of Directors) a proposal for an annual or other periodic work plan, which shall be approved by the Audit Committee (unless decided otherwise by the Board of Directors).

NOTICES

74.	Subject to applicable law, a notice or any other document which the Company shall deliver and which it is entitled or required to give pursuant to the provisions of these Articles and/or the applicable law shall be delivered by the Company to any Person, in any one of the following manners as the Company may choose: in person, by mail, transmission by fax or in electronic form (including through the Internet). Notwithstanding anything to the contrary contained herein and subject to the requirements of applicable law, a notice to a Shareholder may alternatively be served, as general notice to all Shareholders, in accordance with the Legal Requirements.

Any notice or other document which shall be sent only by mail shall be deemed to have reached its destination forty eight hours (48) after the day of mailing if sent by registered mail or regular mail, or when actually received by the addressee if sooner than forty-eight (48) hours, as the case may be, after it has been mailed, or when actually tendered in person to such shareholder (or to the Secretary of the Company, as the case may be) or on the first day after transmission if transmitted by fax or in electronic form.

Should it be required to prove delivery, it shall be sufficient to prove that the notice or document sent contains the correct mailing, e-mail, or fax details as registered in the Share Register or any other address which the Shareholder submitted in writing to the Company as the address and/or fax and/or e-mail details for the submission of notices or other documents.

Subject to the Legal Requirements, the Company shall not be required to send notices to any shareholder who is not registered in the Register or has not provided the Company with accurate and sufficient information to enable notices to be sent as set forth above.

75.	All notices to be given to the shareholders shall, with respect to any share to which Persons are jointly entitled, be given to whichever of such Persons is named first in the Share Register, and any notice so given shall be sufficient notice to the holders of such share.

76.	Any notice or other document served upon or sent to any shareholder in accordance with these Articles shall, notwithstanding that he be then deceased or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to be duly served or sent in respect of any shares held by him (either alone or jointly with others) until some other person is registered in his stead as the holder or joint holder of such shares, and such service or sending shall be a sufficient service on or sending to his heirs, executors, administrators or assigns and all other persons (if any) interested in such share.

77.	Any shareholder whose address is not described in the Share Register, and who shall not have designated in writing an address for the receipt of notices, shall not be entitled to receive any notice from the Company.

78.	Where a given number of days’ notice, or notice extending over any period, is required to be given, the day the notice was sent shall be excluded and the scheduled day of the meeting or the last date of the period shall be included in the count.

79.	Any notice served, in accordance with the provisions of sub-articles 74-78, on a trustee, registered as such in accordance with the provisions of Article 11, shall constitute a sufficient notice to the beneficiaries of such trustee.

Securities Act of 1933 Forum Selection

80.	Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933. Any person or entity purchasing or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to this provision.

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